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                                                                     EXHIBIT 4.3

                              MESA AIR GROUP, INC.
                             QUALIFIED STOCK OPTION
                       ISSUED UNDER MESA AIR GROUP, INC.
                RESTATED AND AMENDED EMPLOYEE STOCK OPTION PLAN


     1. GRANT OF OPTION. Mesa Air Group, Inc., a New Mexico corporation and its subsidiaries (the "Company"), subject to the terms and conditions of this instrument and to the terms and conditions of the Mesa Air Group, Inc. Restated and Amended Employee Stock Option Plan (the "Plan"), a copy of which the Grantee hereby acknowledges receiving, grants to ______________________________ (the "Grantee") an option to purchase from the Company an aggregate of ________ shares of the Company's common stock, no par value per share (the "Option Shares"), at a price of $_____ per share. This Option is to be treated as an incentive stock option under Section 422 of the Internal Revenue Code of 1986 and the terms of the Plan related to qualified stock options shall apply.

     2. SUBJECT TO SHAREHOLDER APPROVAL. The Option Shares have been issued pursuant to the terms and conditions of the Plan. The Plan requires approval by a majority of the securities of the Company which are present or represented and entitled to vote ("Majority Approval") at a meeting duly held in accordance with the laws of the State of New Mexico. If Majority Approval is not obtained by December 1, 1996, the Option Shares shall be revoked and declared null and void.

     3. EXPIRATION OF OPTION. This Option is granted on that date determined pursuant to the terms of the formula established by the Plan (the "Grant Date"). Unless exercised or terminated earlier in accordance with the provisions hereof, this option will expire at 5:00 p.m. local time on the day preceding the tenth anniversary of the Grant Date.

     4. WHEN OPTION EXERCISABLE. This Option shall vest and become exercisable according to the following schedule (the "Vesting Dates"):

        (a) On              , or on the day after Majority Approval, whichever
is later, one-third of the Option Shares;
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        (b) On _____________, one-third of the Option Shares; and

        (c) On _____________, one-third of the Option Shares.

        Grantee may exercise this Option at any time on or after the Vesting Dates set forth above but prior to the expiration pursuant to Paragraph 3 or termination pursuant to Paragraph 7 of this Option.

        5. CONTINUOUS SERVICE A REQUISITE. Except as otherwise specifically provided in this paragraph, this Option may not be exercised unless the Grantee is an employee of the Company continuously from the Grant Date to the date of exercise. If the Grantee is removed or resigns from the employ of the Company other than for death, disability, or discharge for cause, the Grantee may exercise this Option, in whole or in part, to the extent it was exercisable on the date when the Grantee terminated his employment with the Company, at any time prior to the expiration date of the Option or within three months of the date of termination of his employment with the Company, whichever is earlier; provided that (i) if the Grantee's employment is terminated for dishonesty or other acts detrimental to the Company's interests, or (ii) if after employment is terminated, Grantee commits acts detrimental to the Company's interests, then the Option shall thereafter be void for all purposes.

        If the employment of the Grantee is terminated due to disability, as determined by the Company, the Grantee may exercise this Option, in whole or in part, to the extent it was exercisable on the date when the Grantee's employment terminated, at any time prior to the expiration date of the Option or within one year of the date of termination of employment, whichever is earlier. A Grantee who is absent from work because of disability or such other reason as the Board of Directors may specifically approve, shall not cease to be an employee for purpose of the Plan on account of such absence, except as the Board of Directors shall otherwise determine.

        If the Grantee is removed from the employ of the Company due to discharge for cause, as determined by the Company, this Option shall terminate upon receipt by the Grantee of notice of such removal or the effective date of the removal, whichever is earlier.

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        If employment of Grantee is terminated by reason of death of the
Grantee, the person or persons to whom the Grantee's rights under the option pass by will or by applicable laws of descent and distribution may exercise the option, in whole or in part, to the extent it was exercisable on the date when the Grantee's employment terminated, at any time prior to the expiration date of the Option or within one year after the date of the death of the Grantee, whichever is earlier. The person or persons to whom the Grantee's rights under the Option pass shall be considered the Grantee.

        6. OPTION NOT ASSIGNABLE. This Option shall only be transferable by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act or the rules thereunder. It may be exercised, during the life of the Grantee, only by the Grantee, and may not be pledged or hypothecated in any way. Additionally, it shall not be subject to execution, attachment or similar process.

        7. TERMINATION OF OPTION. This Option shall terminate and all rights of the Grantee shall cease at the earliest of the following:

           (a) 5:00 p.m., local time, of the day before the end of the three month period following the termination of Grantee's employment with the Company for any reason other than death, disability, Retirement or discharge for cause;

           (b) 5:00 p.m., local time, of the day before the end of the one year period following the termination of the Grantee's employment with the Company due to disability;

           (c) The earlier of 5:00 p.m., local time, of the effective date of the Grantee's termination of employment with the Company for cause or receipt by the Grantee of notice of termination for cause;

           (d) 5:00 p.m., local time, on the day before the end of the one year period following the Grantee's death if the

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               Grantee's employment with the Company is terminated by reason of death; and

           (e) Expiration of this Option as provided in paragraph 3.

     8. EXERCISE OF OPTION. This Option may be exercised by presenting a written notice to the Company that the Option is being exercised. Such notice shall identify this Option, state the number of Option Shares exercised, and shall be signed by the Grantee. Payment in full for the Option Shares to be purchased shall accompany the notice of exercise. Such payment shall be by bank cashier's check or certified check or with shares of the Company already owned by the Grantee having a fair market value on the date of exercise equivalent to the amount that would otherwise be payable, or any combination of cash and such shares equivalent to such amount. Any representation required by paragraph 11 shall also accompany the notice of exercise.

     The fair market value of a share of the Company on any particular date shall mean fair market value as determined under Section 3(d)(i) of the Plan. If the Grantee is deceased, or if the Grantee is disabled, the notice of exercise may be signed by the Grantee's legal representatives or heirs, and shall be accompanied by evidence satisfactory to the Company of the right of such person or persons to exercise this Option. The Grantee shall have none of the rights of a shareholder with respect to any of the Option Shares until the Option Shares are actually issued.

     9. RECAPITALIZATION, REORGANIZATION, DISSOLUTION. This Option shall not affect in any way the right or power of the Company or its shareholders to make or authorize any merger, consolidation, recapitalization, reorganization or dissolution of the Company or any other corporate act or proceeding whether of a similar character or otherwise. In the event of any change in the Option Shares through reorganization, recapitalization, stock split, stock dividend, continuation of shares, merger, consolidation, rights offering, or any other change in the corporate structure, appropriate adjustments shall be made by the Board in the number and kind of shares and the price per share subject to this Option. The determination of the Board on whether any adjustment is required and the extent and nature of any such adjustment shall be final and binding upon all persons. Upon a

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determination by the Board of any adjustment in the number of Option Shares or of the option price, this Option shall be amended in accordance with the action of the Board.

     10. SERVICE MAY BE TERMINATED. The granting of this Option shall not confer upon the Grantee any right to continue as an employee of the Company and shall not interfere in any way with the right of the Company to terminate the employment of Grantee.

     11. COMPLIANCE WITH LEGAL REQUIREMENTS. If, at the time of exercise of this Option, there is not in effect as to the Option Shares being purchased a registration statement under the Securities Act of 1933, as amended (or any successor statute) (collectively the "1933 Act"), then the exercise of this Option shall be effective only upon receipt by the Company from the Grantee (or his legal representatives or heirs) of a written representation that the Option Shares are being purchased for investment and not for distribution.

     The Company may request an opinion of its counsel as to whether registration of the Option Shares being purchased is required under the 1933 Act or under applicable state statutes or regulations. If counsel is of the opinion that such registration is not required, the Company shall issue the Option Shares. If counsel is of the opinion that such registration is required, the Company shall not be required to issue the Option Shares until they have been so registered, but the Company shall be under no obligation to register the Option Shares.

     The Grantee hereby agrees to supply the Company with such information and to cooperate with the Company, as the Company may reasonably request, in connection with the preparation and filing of the registration statements and amendments thereto under the 1933 Act and applicable state statutes and regulations applicable to the Option Shares. The Company shall not be liable for failure to issue any such Option Shares where such opinion of counsel cannot be obtained within the period specified for the exercise of the Option, or where such registration is required in the opinion of counsel. If shares of Common Stock of the Company are, at the time of the exercise of this Option, listed upon a securities exchange, the exercise of this Option shall be contingent upon

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completion of the necessary steps to list the Option Shares being purchased upon such securities exchange.

     [Furthermore, this Option may only be exercised during the period beginning three days following the release for publication of quarterly or annual financial information regarding the Company and ending two weeks prior to the end of the then current fiscal quarter of the Company.]

     12. ADDITIONAL POWERS OF THE BOARD. The Board may construe this Option and correct any defect, supply any omission or reconcile any inconsistency in this instrument or in the Plan as the Board may deem appropriate. The Board shall determine any dispute that may arise under this Option. All decisions of the Board under this or any other provision of this Option and under the Plan shall be binding and conclusive on the Grantee, his or her spouse, legal representatives and heirs.

     13. GOVERNING LAW. This instrument shall be governed by the laws of the State of New Mexico.

     IN WITNESS WHEREOF, the Company has caused this Option to be executed by a duly authorized officer and its corporate seal to be affixed effective as of the Grant Date set forth in paragraph 3.

                                           MESA AIR GROUP, INC.


                                         By:
                                            --------------------------------


                                         Its:
                                             -------------------------------


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NOTICE TO GRANTEE:  This Option is intended to be an "incentive stock option"
under Section 422 of the Internal Revenue Code of 1986, as amended, and exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 16b-3 as promulgated thereunder. Both Section 422 and Rule 16b-3 impose various requirements, including holding periods with respect to the Option and the Option Shares, for the qualification thereunder. The Corporation makes no representation or warranty that the Option will qualify under either authority of that the applicable holding periods will be satisfied by Grantee under the terms hereof. GRANTEE IS URGED TO SEEK INDEPENDENT ADVICE WITH RESPECT TO THE CONSEQUENCES OF AND THE DUTIES IMPOSED UPON GRANTEE RELATED TO THE GRANT, ISSUANCE, EXERCISE AND DISPOSITION OF THIS OPTION AND THE OPTION SHARES.

     I hereby acknowledge that I have received a copy of Mesa Air Group, Inc. Restated and Amended Stock Option Plan.


                                               --------------------------------
                                               Grantee